EXHIBIT 99.1

news

FOR IMMEDIATE RELEASE
INVESTOR CONTACT:	MEDIA CONTACT:
Mark Kimbrough	Ed Fishbough
615-344-2688	615-344-2810
HCA Reports Second Quarter 2007 Results
Nashville, Tenn., August 2, 2007 — HCA today announced financial and operating results for the second quarter ended June 30, 2007.
Second Quarter Summary:
▪	Revenues increased 5.8 percent to $6.7 billion.

▪	Adjusted EBITDA totaled $1.180 billion, an increase of 9.7 percent over the prior year.

▪	Net income totaled $116 million, compared to $295 million in the prior year.

▪	Interest expense increased to $557 million, up from $196 million in the prior year.

▪	Same facility admissions decreased 1.8 percent and same facility equivalent admissions decreased 1.5 percent.

▪	Same facility revenue per equivalent admission increased 10.0 percent.
Revenues for the second quarter totaled $6.7 billion, compared to $6.4 billion in the second quarter of 2006. Adjusted EBITDA in the quarter totaled $1.180 billion, compared to $1.076 billion in the previous year’s second quarter. A table describing adjusted EBITDA and reconciling net income to adjusted EBITDA is included in this release. Net income for the second quarter of 2007 totaled $116 million, compared to $295 million in the prior year’s second quarter.
HCA’s adjusted EBITDA margin improved to 17.5 percent of revenues in the second quarter of 2007 compared to 16.9 percent of revenues in the same period of 2006, primarily due to improvements in labor and supply costs. Provisions for losses related to professional liability risks were $44 million and $8 million for the second quarters of 2007 and 2006, respectively. The Company recorded an $85 million reduction to professional liability reserves during the second quarter of 2006 to reflect the recognition by external actuaries of improving claim trends at our facilities. HCA has considered the expectation of continued favorable claims trends in estimating professional liability expense accruals in 2007.

- 1

Due primarily to the transactions related to the recapitalization of the Company in November 2006, interest expense increased to $557 million in the second quarter of 2007, compared to $196 million in the same period of 2006.
Same facility admissions and same facility equivalent admissions decreased 1.8 percent and 1.5 percent, respectively, in the second quarter of 2007 compared to the prior year’s second quarter. Same facility uninsured and charity admissions increased 9.9 percent in the quarter compared to the prior year period. Same facility revenue per equivalent admission increased 10.0 percent in the second quarter of 2007 compared to the second quarter of 2006. Same facility charity and uninsured discounts totaled $709 million in the second quarter of 2007 compared to $588 million in the same quarter of 2006.
As of June 30 2007, HCA’s balance sheet reflected cash and cash equivalents of $354 million, total debt of $28.1 billion, and total assets of $23.7 billion. The Company’s total debt increased by $193 million during the quarter ended June 30, 2007 while, year-to-date, total debt decreased by $312 million.
Revenues for the six months ended June 30, 2007 were $13.4 billion compared to $12.8 billion for the same six month period of 2006. Adjusted EBITDA totaled $2.456 billion for the first six months of 2007 versus $2.280 billion for the same period of 2006. The Company’s net income was $296 million for the first half of 2007 compared to $674 million for the same period of 2006.
On July 20, 2007, HCA completed the sale of its two Geneva, Switzerland hospitals for approximately $394 million. Proceeds were used to reduce the Company’s European Term Loan.
As of June 30, 2007, HCA operated 172 hospitals and 107 freestanding surgery centers (including eight hospitals and nine freestanding surgery centers operated through equity method joint ventures).
Earnings Conference Call
HCA will host a conference call for investors at 9:00 a.m. Central Daylight Time today. All interested investors are invited to access a live audio broadcast of the call via webcast. The broadcast also will be available on a replay basis beginning this afternoon. The webcast can be accessed at: http://www.videonewswire.com/event.asp?id=41293 or through the Company’s Investor Relations web page, www.hcahealthcare.com.
###

- 2

FORWARD LOOKING STATEMENTS
This press release contains forward-looking statements based on current management expectations. Those forward-looking statements include all statements other than those made solely with respect to historical fact. Numerous risks, uncertainties and other factors may cause actual results to differ materially from those expressed in any forward-looking statements. These factors include, but are not limited to, (1) the ability to recognize the benefits of the recapitalization; (2) the impact of the substantial indebtedness incurred to finance the recapitalization and the effect of the recapitalization on our customer, employee and other relationships; (3) increases in the amount and risk of collectability of uninsured accounts, and deductibles and copayment amounts for insured accounts; (4) the ability to achieve operating and financial targets, attain expected levels of patient volumes and control the costs of providing services; (5) possible changes in the Medicare, Medicaid and other state programs that may impact reimbursements to health care providers and insurers; (6) the highly competitive nature of the health care business; (7) changes in revenue mix and the ability to enter into and renew managed care provider agreements on acceptable terms; (8) the efforts of insurers, health care providers and others to contain health care costs; (9) the outcome of our continuing efforts to monitor, maintain and comply with appropriate laws, regulations, policies and procedures and our corporate integrity agreement with the government; (10) changes in federal, state or local regulations affecting the health care industry; (11) the ability to attract and retain qualified management and personnel, including affiliated physicians, nurses and medical support personnel; (12) the outcome of certain class action and derivative litigation filed with respect to us; (13) the possible enactment of federal or state health care reform; (14) the availability and terms of capital to fund the expansion of our business; (15) the continuing impact of hurricane damage in certain markets and the ability to obtain recoveries under our insurance policies; (16) changes in accounting practices; (17) changes in general economic conditions; (18) future divestitures which may result in charges; (19) changes in business strategy or development plans; (20) the outcome of pending and any future tax audits, appeals and litigation associated with our tax positions; (21) delays in receiving payment for services provided; (22) potential liabilities and other claims that may be asserted against us, and (23) other risk factors described in our Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. Many of the factors that will determine our future results are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

- 3

HCA Inc.
Consolidated Income Statements
Second Quarter
(Dollars in millions)

	2007		2006
	Amount	Ratio	Amount	Ratio
Revenues	$6,729	100.0%	$6,360	100.0%

Salaries and benefits	2,654	39.4	2,605	41.0
Supplies	1,096	16.3	1,091	17.2
Other operating expenses	1,101	16.4	983	15.4
Provision for doubtful accounts	753	11.2	677	10.6
Gains on investments	(7)	(0.1)	(25)	(0.4)
Equity in earnings of affiliates	(48)	(0.7)	(47)	(0.7)
Depreciation and amortization	361	5.3	352	5.5
Interest expense	557	8.3	196	3.1
Gains on sales of facilities	(11)	(0.2)	(5)	(0.1)
Impairment of long-lived assets	24	0.4	—	—

	6,480	96.3	5,827	91.6

Income before minority interests and income taxes	249	3.7	533	8.4

Minority interests in earnings of consolidated entities	55	0.8	46	0.8

Income before income taxes	194	2.9	487	7.6

Provision for income taxes	78	1.2	192	3.0

Net income	$116	1.7	$295	4.6

- 4

HCA Inc.
Consolidated Income Statements
For the Six Months Ended June 30, 2007 and 2006
(Dollars in millions)

	2007		2006
	Amount	Ratio	Amount	Ratio
Revenues	$13,406	100.0%	$12,775	100.0%

Salaries and benefits	5,301	39.5	5,216	40.8
Supplies	2,199	16.4	2,205	17.3
Other operating expenses	2,118	15.8	2,009	15.7
Provision for doubtful accounts	1,444	10.8	1,273	10.0
Gains on investments	(7)	—	(100)	(0.8)
Equity in earnings of affiliates	(105)	(0.8)	(108)	(0.8)
Depreciation and amortization	716	5.3	697	5.4
Interest expense	1,114	8.3	382	3.0
Gains on sales of facilities	(16)	(0.1)	(5)	—
Impairment of long-lived assets	24	0.2	—	—

	12,788	95.4	11,569	90.6

Income before minority interests and income taxes	618	4.6	1,206	9.4

Minority interests in earnings of consolidated entities	116	0.9	101	0.8

Income before income taxes	502	3.7	1,105	8.6

Provision for income taxes	206	1.5	431	3.3

Net income	$296	2.2	$674	5.3

- 5

HCA Inc.
Supplemental Operating Results Summary
(Dollars in millions)

			For the Six Months
	Second Quarter		Ended June 30,
	2007	2006	2007	2006
Revenues	$6,729	$6,360	$13,406	$12,775

Net income	$116	$295	$296	$674
Gains on sales of facilities (net of tax)	(8)	(4)	(10)	(4)
Impairment of long-lived assets (net of tax)	15	—	15	—

Net income, excluding gains on sales of facilities and impairment of long-lived assets	123	291	301	670
Depreciation and amortization	361	352	716	697
Interest expense	557	196	1,114	382
Minority interests in earnings of consolidated entities	55	46	116	101
Provision for income taxes	84	191	209	430

Adjusted EBITDA (a)	$1,180	$1,076	$2,456	$2,280

(a)	Net income, excluding gains on sales of facilities and impairment of long-lived assets and adjusted EBITDA are non-GAAP financial measures. We believe that net income, excluding gains on sales of facilities and impairment of long-lived assets and adjusted EBITDA are important measures that supplement discussions and analysis of our results of operations. We believe that it is useful to investors to provide disclosures of our results of operations on the same basis as that used by management. Management relies upon net income, excluding gains on sales of facilities and impairment of long-lived assets and adjusted EBITDA as the primary measures to review and assess operating performance of its hospital facilities and their management teams.

Management and investors review both the overall performance (including net income, excluding gains on sales of facilities and impairment of long-lived assets and GAAP net income) and operating performance (adjusted EBITDA) of our health care facilities. Adjusted EBITDA and the adjusted EBITDA margin (adjusted EBITDA divided by revenues) are utilized by management and investors to compare our current operating results with the corresponding periods during the previous year and to compare our operating results with other companies in the health care industry. It is reasonable to expect that gains on sales of facilities and impairments of long-lived assets will occur in future periods, but the amounts recognized can vary significantly from quarter to quarter, do not directly relate to the ongoing operations of our health care facilities and complicate quarterly comparisons of our results of operations and operations comparisons with other health care companies.

Net income, excluding gains on sales of facilities and impairment of long-lived assets and adjusted EBITDA are not measures of financial performance under accounting principles generally accepted in the United States, and should not be considered as alternatives to net income as a measure of operating performance or cash flows from operating, investing and financing activities as a measure of liquidity. Because net income, excluding gains on sales of facilities and impairment of long-lived assets and adjusted EBITDA are not measurements determined in accordance with generally accepted accounting principles and are susceptible to varying calculations, net income, excluding gains on sales of facilities and impairment of long-lived assets and adjusted EBITDA, as presented, may not be comparable to other similarly titled measures presented by other companies.

- 6

HCA Inc.
Condensed Consolidated Balance Sheets
(Dollars in millions)

	June 30,	March 31,	December 31,
	2007	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$354	$409	$634
Accounts receivable, net	3,798	3,859	3,705
Inventories	689	676	669
Deferred income taxes	466	452	476
Other	639	522	594

Total current assets	5,946	5,918	6,078

Property and equipment, at cost	22,345	22,163	21,907
Accumulated depreciation	(10,801)	(10,530)	(10,238)

	11,544	11,633	11,669

Investments of insurance subsidiary	1,693	1,729	1,886
Investments in and advances to affiliates	672	684	679
Goodwill	2,631	2,633	2,601
Deferred loan costs	584	603	614
Other	634	443	148

	$23,704	$23,643	$23,675

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$1,204	$1,258	$1,415
Accrued salaries	674	647	675
Other accrued expenses	1,171	1,399	1,193
Long-term debt due within one year	304	286	293

Total current liabilities	3,353	3,590	3,576

Long-term debt	27,792	27,617	28,115
Professional liability risks	1,276	1,300	1,309
Deferred taxes and other liabilities	1,132	1,128	1,017
Minority interests in equity of consolidated entities	891	959	907

Equity securities with contingent redemption rights	165	165	125

Stockholders’ deficit	(10,905)	(11,116)	(11,374)

	$23,704	$23,643	$23,675

- 7

HCA Inc.
Consolidated Statements of Cash Flows
For the Six Months Ended June 30, 2007 and 2006
(Dollars in millions)

	2007	2006
Cash flows from operating activities:
Net income	$296	$674
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for doubtful accounts	1,444	1,273
Depreciation and amortization	716	697
Income taxes	(21)	(408)
Gains on sales of facilities	(16)	(5)
Impairment of long-lived assets	24	—
Change in operating assets and liabilities	(2,100)	(1,597)
Change in minority interests	16	61
Share-based compensation	11	44
Other	36	(7)

Net cash provided by operating activities	406	732

Cash flows from investing activities:
Purchase of property and equipment	(675)	(820)
Acquisition of hospitals and health care entities	(10)	(105)
Disposal of hospitals and health care entities	65	291
Change in investments	192	(150)
Other	10	(11)

Net cash used in investing activities	(418)	(795)

Cash flows from financing activities:
Issuance of long-term debt	2	1,400
Net change in revolving bank credit facility	(210)	945
Repayment of long-term debt	(148)	(1,162)
Repurchase of common stock	—	(653)
Issuance of common stock	100	76
Payment of cash dividends	—	(131)
Other	(12)	(12)

Net cash (used in) provided by financing activities	(268)	463

Change in cash and cash equivalents	(280)	400
Cash and cash equivalents at beginning of period	634	336

Cash and cash equivalents at end of period	$354	$736

Interest payments	$1,092	$351
Income tax payments, net of refunds	$227	$810

- 8

HCA Inc.
Operating Statistics

			For the Six Months
	Second Quarter		Ended June 30,
	2007	2006	2007	2006
Consolidating Hospitals:

Number of Hospitals	164	176	164	176
Weighted Average Licensed Beds	39,222	41,263	39,245	41,259
Licensed Beds at End of Period	39,175	41,300	39,175	41,300

Reported:
Admissions	383,200	402,900	787,000	823,900
% Change	-4.9%		-4.5%
Equivalent Admissions	582,500	609,900	1,183,700	1,235,900
% Change	-4.5%		-4.2%
Revenue per Equivalent Admission	$11,552	$10,429	$11,325	$10,336
% Change	10.8%		9.6%
Inpatient Revenue per Admission	$10,900	$9,765	$10,638	$9,678
% Change	11.6%		9.9%

Patient Days	1,899,500	1,973,000	3,921,000	4,063,500
Equivalent Patient Days	2,887,100	2,986,700	5,897,100	6,095,300

Inpatient Surgery Cases	131,200	134,000	261,700	269,300
% Change	-2.1%		-2.8%
Outpatient Surgery Cases	204,200	210,700	408,400	423,600
% Change	-3.1%		-3.6%

Emergency Room Visits	1,258,700	1,325,600	2,553,900	2,658,100
% Change	-5.0%		-3.9%

Outpatient Revenues as a Percentage of Patient Revenues	36.8%	36.9%	36.4%	36.3%

Average Length of Stay	5.0	4.9	5.0	4.9

Occupancy	53.2%	52.5%	55.2%	54.4%
Equivalent Occupancy	80.9%	79.5%	83.0%	81.6%

Same Facility:
Admissions	378,100	384,900	776,500	788,700
% Change	-1.8%		-1.6%
Equivalent Admissions	572,500	581,300	1,163,100	1,179,900
% Change	-1.5%		-1.4%
Revenue per Equivalent Admission	$11,489	$10,441	$11,277	$10,341
% Change	10.0%		9.1%
Inpatient Revenue per Admission	$10,880	$9,838	$10,628	$9,749
% Change	10.6%		9.0%

Inpatient Surgery Cases	129,200	130,000	258,800	260,700
% Change	-0.7%		-0.7%
Outpatient Surgery Cases	199,100	201,500	397,300	403,000
% Change	-1.2%		-1.4%

Emergency Room Visits	1,241,300	1,259,400	2,518,400	2,531,000
% Change	-1.4%		-0.5%

Number of Consolidating and Nonconsolidating (50/50 Equity Joint Ventures) Hospitals:

Consolidating	164	176	164	176
Nonconsolidating (50/50 Equity Joint Ventures)	8	7	8	7

Total Number of Hospitals	172	183	172	183

- 9